Exhibit 10.1

EXECUTION VERSION

THIS AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT

This AMENDED AND RESTATED RESTRUCTURING SUPPORT AGREEMENT (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, including the exhibits hereto, this “Agreement”), dated as of July 6, 2020, is entered into by and among:

(a)            VIVUS, Inc., a Delaware corporation (“VIVUS”);

(b)            Vivus Pharmaceuticals Limited, a Canadian limited company (“Vivus Limited”);

(c)            Vivus B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Vivus B.V.”);

(d)            Vivus Digital Health Corporation, a Delaware corporation (Vivus Digital Health Corporation along with VIVUS, Vivus Limited, and Vivus B.V., collectively, the “Company” or the “Debtors”);

(e)            the undersigned holder of the notes issued under that certain Indenture, dated as of May 21, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Convertible Notes Indenture”), by and among VIVUS, Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Convertible Notes Trustee”), and IEH Biopharma LLC as the sole remaining holder holding notes issued thereunder (the “Convertible Notes”) and party thereto (the “Convertible Noteholder” and the undersigned Convertible Noteholder, together with its respective successors and permitted assigns and any subsequent Convertible Noteholder that becomes party hereto in accordance with the terms hereof, the “Supporting Unsecured Noteholder,” as to each, solely in such capacity); and

(f)            the undersigned holder of the notes issued under that certain Indenture, dated as of June 8, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Secured Notes Indenture”), by and among VIVUS, U.S. Bank National Association, as trustee and collateral agent (in such capacity, the “Secured Notes Trustee,” and together with the Convertible Notes Trustee, the “Trustees”), and IEH Biopharma LLC as the sole remaining holder holding notes issued thereunder (the “Secured Notes,” and together with the Convertible Notes, the “Notes”) and party thereto (the “Secured Noteholder” and the undersigned Secured Noteholder, together with its respective successors and permitted assigns and any subsequent Secured Noteholder that becomes party hereto in accordance with the terms hereof, the “Supporting Secured Noteholder,” as to each, solely in such capacity, and the Supporting Secured Noteholder together with the Supporting Unsecured Noteholder, the “Supporting Noteholder”); and

The Company, the Supporting Noteholder, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and each individually as a “Party.” Unless otherwise set forth expressly herein, capitalized terms used but not ascribed a meaning herein shall have the meanings ascribed to them in the Plan (as defined below).

When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, including all exhibits to this Agreement, (iii) the words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (iv) the word “or” shall not be exclusive and shall be read to mean “and/or.” The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

RECITALS

WHEREAS, pursuant to that certain Agreement Regarding Convertible Notes, dated as of April 29, 2020 (the “Convertible Notes Agreement”), by and between VIVUS and the Convertible Noteholder, on May 1, 2020 the maturity date of all obligations set forth in the Convertible Notes Indenture occurred (the “Convertible Notes Maturity Date”) and, (i) VIVUS (a) paid the Convertible Noteholder all accrued and unpaid interest with respect to the Convertible Notes, in the amount of $3,828,712.50; and (b) honored all payments or conversions, as applicable, due in respect to the Convertible Notes to holders of such Convertible Notes other than the Convertible Noteholder, leaving $170,165,000.00 as the outstanding principal amount of Convertible Notes (the “Principal Amount”) and the Convertible Noteholder as the sole remaining Convertible Noteholder; and (ii) subject to certain conditions, the Convertible Noteholder granted a Grace Period (as such term is defined in the Convertible Notes Agreement) to VIVUS with respect to the payment of Principal Amount on the Convertible Notes owed to it and further agreed to forbear from exercising any and all remedies available to the Convertible Noteholder with respect to the receipt of the Principal Amount on the Convertible Notes Maturity Date under the Convertible Notes Indenture during the Grace Period (as defined therein);

WHEREAS, the Convertible Notes Agreement provides, among other things, that until the Termination Date under the Convertible Notes Agreement, the Company, its Affiliate entities, its subsidiary entities, and/or its agents shall not directly or indirectly, solicit, initiate, negotiate, consummate or encourage any proposals or offers from any other person or entity relating to a transaction involving a financial or other restructuring of the Company or any of its subsidiaries, or any Alternative Transaction (as defined in the Convertible Notes Agreement);

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WHEREAS, the Parties entered into a Restructuring Support Agreement dated as of May 31, 2020, pursuant to which the Convertible Noteholder agreed to extend the Grace Period for repayment of the obligations under the Convertible Note Indenture, which obligations matured and became due and payable in full on May 1, 2020, to allow the Company to pursue a permitted refinancing, provided that, if such transaction did not occur on or before June 30, 2020, subject to completion of the Convertible Noteholder’s due diligence to its satisfaction and the resulting amendment and restatement of that certain term sheet attached thereto, the Parties would undertake certain transactions reflected in the term sheet, as so modified, in furtherance of a global restructuring of the Company’s capital structure in accordance therewith, and pursuant to which Restructuring Support Agreement the Company paid $1,000,000.00 to the Convertible Noteholder on account of the principal amount of the Convertible Notes, thereby reducing the Principal Amount to $169,165,000.00;

WHEREAS, the Parties wish to amend, restate and supersede in its entirety the Restructuring Support Agreement with this Agreement, and have agreed to enter into certain transactions (the “Restructuring Transactions”) reflected in this Agreement and the joint prepackaged plan of reorganization attached as Exhibit A (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Plan”), in furtherance of a global restructuring of the Company’s capital structure in accordance therewith (the “Restructuring”), which is to be implemented through a solicitation of votes thereon (the “Solicitation”) pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), and the commencement by the Company of voluntary cases (the “Chapter 11 Cases”) under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, as of the date hereof, the Supporting Noteholder holds 100% of the outstanding principal amount of the Secured Notes and the Convertible Note;

WHEREAS, the Supporting Secured Noteholder has agreed to permit the Company’s use of cash collateral, during such time as the Parties agree to effectuate the Restructuring Transactions, on the terms and conditions set forth in the Cash Collateral Orders (defined below); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters set forth in the Plan and this Agreement.

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NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)            “Alternative Restructuring” means any (A) direct or indirect issuance, acquisition, purchase, sale, or transfer of any debt or equity securities or right or interest therein, (B) recapitalization, financing, refinancing, restructuring, bankruptcy, merger, consolidation, sale of all or any portion of assets outside the ordinary course of business, liquidation, dissolution, or similar action or transaction, or (C) other action, transaction, or agreement which would reasonably be expected to materially interfere with, delay, or prevent a potential financial restructuring with the consent of either the Supporting Secured Noteholder or the Supporting Unsecured Noteholder, including dissolution, winding up, liquidation, reorganization, recapitalization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale, financing (debt or equity), plan proposal, or restructuring of the Company, other than the Plan that contemplates the Restructuring Transactions, as to each, applicable to or involving any of the Company or any of its subsidiary or Affiliate entities individually or in the aggregate; provided, however, that the Restructuring set forth in the Plan shall not be an Alternative Restructuring.

(b)            “Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.

(c)            “Enforcement Actions” has the meaning set forth in the Convertible Notes Agreement.

(d)            “Exit Financing Commitment Letter” means the commitment letter to be agreed by the Company and the Exit Facility Lender, which shall be acceptable in form and substance thereto, each in its respective sole discretion. For the avoidance of doubt, the Exit Financing Commitment Letter constitutes an Exit Facility Document.

(e)            “Final Cash Collateral Order” means the final order to be entered by the Bankruptcy Court, approving, among other things, the Company’s use of cash collateral on a final basis subject to an agreed budget attached thereto (as may be amended from time to time).

(f)            “Interim Cash Collateral Order” means the interim order to be entered by the Bankruptcy Court, approving, among other things, the Company’s use of cash collateral on an interim basis subject to an agreed budget attached thereto (as may be amended from time to time).

(g)            “Ownership Change Analysis” means that certain analysis, dated April 17, 2020 prepared by that certain “Big 4” accounting firm showing that no “ownership change” of the Company (within the meaning of Section 382 of the Tax Code) has occurred during the period from January 1, 2013 through April 17, 2020.

(h)            “Requisite Creditors” means, as of the date of determination, (i) as to the Convertible Notes, consenting creditors holding at least a majority of the aggregate principal amount of the outstanding Convertible Notes, and (ii) as to the Secured Notes, consenting creditors holding at least a majority of the aggregate principal amount of the outstanding Secured Notes.

(i)            “Solicitation” means the solicitation of votes on the Plan.

(j)            “Support Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company, and (ii) the Supporting Noteholder.

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(k)            “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (y) date on which this Agreement is terminated in accordance with Section 5 hereof and (z) the Effective Date.

2.            Bankruptcy Process; Convertible Notes Agreement.

(a)            The Plan. The Plan is expressly incorporated herein and made a part of this Agreement. The terms and conditions of the Restructuring are set forth in the Plan; provided, that the Plan is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Plan, the terms of the Plan shall govern. Any amendment or modification to the Plan shall be acceptable to the Company and the Supporting Noteholder, each in its sole discretion.

(b)            Definitive Documents. Each of the Definitive Documents shall (i) contain terms and conditions consistent in all material respects with this Agreement and the Plan, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Plan, and (ii) unless provided otherwise in this Agreement or the Plan, shall otherwise be in form and substance reasonably acceptable to the Supporting Noteholder and the Company; provided, however, that the Cash Collateral Orders, the Confirmation Order, the No Trading Order, the Exit Facility, the Exit Facility Documents and the New Corporate Governance Documents shall be acceptable to each of the Supporting Noteholder, and Exit Lender, as applicable, each in its sole discretion.

(c)            Bankruptcy Court Approval. The Company shall file by no later than July 10, 2020 and prosecute thereafter a motion seeking a Bankruptcy Court order approving the assumption of this Agreement and the Termination Fee. The Company shall obtain a Bankruptcy Court order, in form and substance reasonably acceptable to the Supporting Noteholder, approving the assumption of this Agreement and the Termination Fee by no later than forty-one (41) calendar days after the Petition Date, which order shall become a Final Order by no later than fifty-five (55) calendar days after the Petition Date.

(d)            Commencement of the Chapter 11 Cases. The Company further agrees that no later than July 7, 2020 (the “Outside Petition Date,” and the date on which such filing occurs, the “Petition Date”), the Company shall file with the Bankruptcy Court voluntary petitions for relief under chapter 11 of title 11 of the Bankruptcy Code, the first day motions and any and all other documents necessary to commence the Chapter 11 Cases.

(e)            No Trading Order. (i) On the Petition Date, the Company shall file a motion with the Bankruptcy Court seeking entry of the No Trading Order, (ii) the Company shall obtain (x) entry of the No Trading Order by the Bankruptcy Court on an interim basis by no later than two (2) Business Days after the Petition Date, and (y) entry of the No Trading Order on a final basis by the Bankruptcy Court no later than forty-one (41) calendar days after the Petition Date, which order shall become a Final Order by no later than fifty-five (55) calendar days after the Petition Date, and (iii) the Company shall also use best efforts to obtain the entry of the No Trading Order on the Petition Date on an interim basis until such time as a first day hearing on the entry of the No Trading Order has occurred. On the reasonable request of the Supporting Noteholder, within three (3) calendar days of such request the Company shall file and prosecute a motion on expedited notice seeking an order of the Bankruptcy Court reasonably acceptable to the Supporting Noteholder amending any prior No Trading Order to include procedures, from the entry of such order through the Effective Date, which restricts the ability of a 50-percent shareholder (within the meaning of Section 382 of the Tax Code) from claiming a deduction for the worthlessness of their common stock of the Company on their federal or state tax returns for any tax year ending before the Effective Date.

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(f)            Cash Collateral Use. (i) On the Petition Date, the Company shall file a motion with the Bankruptcy Court seeking entry of the Cash Collateral Orders and (ii) the Company shall obtain (x) entry of the Interim Cash Collateral Order by the Bankruptcy Court no later than two (2) Business Days after the Petition Date, and (y) entry of the Final Cash Collateral Order by the Bankruptcy Court no later than forty-one (41) calendar days after the Petition Date, and (iii) such Final Cash Collateral Order shall become a Final Order by no later than fifty-five (55) calendar days after the Petition Date.

(g)            Filing of Plan and Disclosure Statement. The Company shall file the Plan and the Disclosure Statement with the Bankruptcy Court on the Petition Date.

(h)            Approval of Disclosure Statement and Confirmation of Plan. The Company shall obtain a Bankruptcy Court order approving the Disclosure Statement and the Confirmation Order by no later than forty-one (41) calendar days after the Petition Date.

(i)            Effective Date. The Debtors shall cause the Effective Date to occur no later than forty-five (45) calendar days after the Petition Date; provided however, that the Company and Supporting Noteholder shall use commercially reasonable efforts to cause the Effective Date to occur as soon as is practicable after the entry of the Confirmation Order.

(j)            Convertible Notes Agreement. (i) The term “Termination Date” in the Convertible Notes Agreement shall be replaced with the term “Grace Period Termination” from this Agreement and (ii) the terms and conditions of the Convertible Notes Agreement, including as to exclusivity, shall remain in full force and effect, with such exclusivity amended to be for the benefit of the Supporting Unsecured Noteholder and the Supporting Secured Noteholder.

(k)            Restructuring Transactions. Unless the Supporting Unsecured Noteholder determines otherwise, the Reorganized Debtors shall be delisted and shall not be SEC reporting companies on the Effective Date. The Plan is intended to meet the requirements of Section 382(l)(5) of the Tax Code, and the Debtors shall take no action inconsistent with such treatment (other than as required or contemplated by the Restructuring Transactions, this Agreement, or the Plan). The Plan and any related Restructuring Transactions shall, to the extent possible, be structured to preserve the value of all the Company’s Tax Attributes, in a tax efficient manner for the benefit of the Supporting Unsecured Noteholder and such structuring shall be reasonably acceptable to the Supporting Unsecured Noteholder.

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3.            Agreements of the Supporting Noteholder.

(a)            Voting; Support. The Supporting Noteholder agrees that, solely for the duration of the Support Period, and subject in all respects to the terms and conditions of this Agreement, the Plan, the Cash Collateral Orders, the Exit Facility and the Definitive Documents, the Supporting Noteholder shall:

i.            vote its claims under the Convertible Notes and Secured Notes to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan following the commencement of Solicitation and its actual receipt of the Disclosure Statement and other related Solicitation materials no later than the earlier of one (1) Business Day prior to the Petition Date and five (5) Business Days from commencement of Solicitation;

ii.            consent to and not opt-out of the releases of the Company, Reorganized Debtors, and the Released Parties substantially in the form set forth in the Plan, on a timely basis following commencement of the Solicitation;

iii.            not change or withdraw (or cause or direct to be changed or withdrawn) any such vote or release described in clauses (i) or (ii) above; provided, however, that, notwithstanding anything in this Agreement, the votes of the Supporting Noteholder in respect of the Plan shall be, immediately and automatically without further action by the Supporting Noteholder, deemed votes to reject the Plan and opt-outs of the releases in the Plan upon termination of this Agreement or the Support Period prior to the Effective Date pursuant to the terms hereof;

iv.            not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any restructuring or reorganization of any Debtor that is inconsistent with the Plan or object to or take any other action that is materially inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the Solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring Transactions;

v.            not direct a Trustee to take any action inconsistent with the Supporting Noteholder’s obligations under this Agreement or the Plan, and, if a Trustee takes any action inconsistent with such Supporting Noteholder’s obligations under this Agreement or the Plan, such Supporting Noteholder shall direct and use its commercially reasonable efforts to cause such Trustee to cease, withdraw, and refrain from taking any such action;

vi.            support and take all actions necessary or reasonably requested by the Company to facilitate the Solicitation, obtain approval and entry of the Cash Collateral Orders, approval of the Disclosure Statement, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement;

vii.            negotiate in good faith and use commercially reasonable efforts to negotiate, execute and deliver such other related Definitive Documents as may be required to implement the Restructuring Transactions and obtain entry of the Confirmation Order;

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viii.           not take any action that is inconsistent in any material respect with, or is intended to frustrate, delay or impede in any material respect the timely approval and entry of the Confirmation Order and consummation of the Restructuring Transactions;

ix.            to the extent any legal or structural impediments arise that would prevent, hinder or delay the consummation of the Plan and Restructuring Transactions contemplated by the Definitive Documents, negotiate, in good faith, appropriate additional or alternative provisions to address any such impediments in a manner that effectuates the original intent of the Supporting Noteholder, and if not possible, an alternative to the Supporting Noteholder’s satisfaction; provided, however, that the Parties agree no such legal or structural impediments exist as of the Support Effective Date; and

x.            promptly notify the Company, in writing, of any material governmental or third-party complaints, litigations, investigations, or hearings (or written communications indicating that the same may be contemplated or threatened) with respect to the Restructuring.

(b)            Transfers. The Supporting Noteholder agrees that, for the duration of the Support Period, the Supporting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of or offer or contract to pledge, encumber, assign, sell or otherwise transfer (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims under the Convertible Notes, Secured Notes or interest therein (including for the stock receivable from Reorganized VIVUS pursuant to the Plan), or any other claims against or interests in the Company (including grant any proxies, deposit any Claims against or interests in the Company into a voting trust or entry into a voting agreement with respect to any such Claims or interests unless the transferee thereof, prior to such Transfer, agrees in writing for the benefit of the Parties to become a Supporting Noteholder and to be bound by all of the terms of this Agreement applicable to the Supporting Noteholder (including with respect to any and all Claims or other claims or interests it already may hold against or in the Company prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof within two (2) Business Days following such execution and prior to the Effective Date, to Weil, Gotshal & Manges LLP (“Weil”), as counsel to the Company, and Dentons, the Supporting Noteholder’s counsel, in which event (A) the transferee (including the Supporting Noteholder transferee, if applicable) shall be deemed to be a Supporting Noteholder hereunder to the extent of such transferred rights and obligations and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. The Supporting Noteholder agrees that, for the duration of the Support Period, the Supporting Noteholder shall not convert any Convertible Notes to equity of VIVUS; provided, that notwithstanding anything to the contrary in this Section 3(b), the Supporting Noteholder shall not be restricted from purchasing or acquiring any Claims against the Company.

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The Supporting Noteholder agrees that any (x) Transfer of any Claims or Interests it has under the Convertible Notes, Secured Notes or interests therein that does not comply with the terms and procedures set forth herein and (y) conversion of Convertible Notes to equity of VIVUS shall, in each case, be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such Transfer or conversion. If the Supporting Noteholder effectuates a Transfer in accordance with this Agreement, the Supporting Noteholder shall have no liability under this Agreement arising from or related to the failure of the transferee to comply with the terms of this Agreement.

Notwithstanding the above, a Supporting Noteholder may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker1 without the requirement to execute a Joinder Agreement, provided that, as to a Qualified Marketmaker, (I) such Qualified Marketmaker must Transfer such right, title, or interest within seven (7) calendar days following its receipt thereof, (II) any subsequent Transfer by such Qualified Marketmaker of the right, title, or interest in such Claims is to a transferee that is or becomes a Supporting Noteholder at the time of such Transfer, and (III) the Qualified Marketmaker complies with Section 3(d) hereof.

(c)            Additional Claims and Interests. Other than the sentence immediately set forth above, this Agreement shall in no way be construed to preclude the Supporting Noteholder from acquiring additional Claims against or equity interests in the Company; provided, that (i) if the Supporting Noteholder acquires additional Claims against or Interests in the Company after the date hereof, the Supporting Noteholder shall notify the Company and Weil within a reasonable period of time following such acquisition and (ii) the Supporting Noteholder hereby acknowledges and agrees that such additional Claims and Interests shall automatically and immediately upon acquisition by the Supporting Noteholder be subject to the terms of this Agreement.

(d)            Obligations of Qualified Marketmaker. If, during the Support Period, and at the time of a proposed Transfer of Claims to a Qualified Marketmaker, such Claims (i) may be voted on the Plan, the proposed transferor Supporting Noteholder must first vote such Claims in accordance with Section 3(a) or (ii) have not yet been and may not yet be voted on the Plan and such Qualified Marketmaker does not Transfer such Claims or Interests to a subsequent transferee prior to the third (3rd) Business Day prior to the expiration of the applicable Voting Deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Supporting Noteholder with respect to such Claims in accordance with the terms hereof (including the obligation to vote in favor of the Plan) and shall vote in favor of the Plan in accordance with Section 3(a) hereof; provided, that, the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Supporting Noteholder with respect to such Claims at such time that the transferee of such Claims becomes a Supporting Noteholder, with respect to such Claims.

[1]	As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against the Company (or enter with customers into long and short positions in Claims against the Company), in its capacity as a dealer or marketmaker in Claims against the Company and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

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(e)            Grace Period.2 Each Supporting Noteholder agrees that the Grace Period shall be extended until and terminate, automatically without any notice or action, upon the earliest to occur of (the “Grace Period Termination”) (i) the Petition Date, (ii) the termination of the Support Period, (iii) at the time of any breach or failure to fulfill or comply with any obligations under Section 5 of the Convertible Notes Agreement unless expressly permitted under this Agreement, or (iv) as may be otherwise agreed by the Company and the Supporting Noteholder in a signed agreement. For the avoidance of doubt, upon the Grace Period Termination all Obligations shall be accelerated and immediately due and payable in full in cash without notice, demand, or any other action. For further avoidance of doubt, during the Support Period, the Supporting Unsecured Noteholder agrees to forbear from taking, and shall direct the Convertible Notes Trustee to forbear from taking, any of the Enforcement Actions. The Supporting Unsecured Noteholder further agrees that if the Convertible Notes Trustee takes any Enforcement Action inconsistent with the Supporting Unsecured Noteholder’s obligations under this Agreement with respect such Enforcement Action, such Supporting Unsecured Noteholder shall use commercially reasonable efforts to cause the Convertible Notes Trustee to cease and refrain from taking such Enforcement Action.

(f)            Claims. Regardless of whether or not the Bankruptcy Court approves the releases set forth in the Plan against the Released Parties, during the Support Period and after the Effective Date, the Supporting Noteholder (in any capacity) hereby covenants and agrees not to pursue any claims that the Supporting Noteholder may have against the current and former directors and officers of the Company, solely in such capacity.

(g)            Cash Collateral Orders. Subject to the terms of this Agreement, and during the Support Period, the Supporting Secured Noteholder agrees to (i) work in good faith to negotiate and to prepare the Cash Collateral Orders, (ii) use its commercially reasonable efforts to assist the Company in obtaining entry of and to support such entry of the Cash Collateral Orders, and (iii) object to and not propose, seek approval for, or support any (x) debtor in possession financing or (y) use of cash collateral that is not consistent with the Cash Collateral Orders.

(h)            Exit Facility. The Supporting Secured Noteholder agrees to work in good faith to negotiate and execute the Exit Financing Commitment Letter. Subject to the conditions set forth in the Exit Financing Commitment Letter, the Supporting Secured Noteholder agrees to (i) work in good faith to negotiate and execute the Exit Facility Agreement, (ii) use its commercially reasonable efforts to assist the Company in obtaining approval of the Exit Facility and any documentation thereof in the Confirmation Order, and (iii) object to and not propose, seek approval for, or support any financing to consummate the Plan that is not consistent with the Exit Facility, Exit Financing Commitment Letter, and Exit Facility Agreement.

(i)            New Corporate Governance Documents. The Supporting Unsecured Noteholder hereby agrees to provide drafts of the New Corporate Governance Documents through Dentons to Weil no later than fourteen (14) days after the Petition Date.

[2]	Capitalized terms used in this Section 3(e) and not otherwise defined herein shall have the meanings ascribed in the Convertible Notes Agreement.

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4.            Agreements of the Company.

(a)            General Covenants.

i.            The Company acknowledges and agrees to the provisions in Section 3(e) of this Agreement;

ii.            The Company agrees to (i) work in good faith to negotiate and to prepare the Cash Collateral Orders, (ii) use its commercially reasonable efforts to obtaining entry of and to support such entry of the Cash Collateral Orders, and (iii) object to and not propose, seek approval for, or support any (x) debtor in possession financing or (y) use of cash collateral that is not consistent with the Cash Collateral Orders.

iii.            The Company agrees to work in good faith to negotiate and execute the Exit Financing Commitment Letter. Subject to the conditions set forth in the Exit Financing Commitment Letter, the Company agrees to (i) work in good faith to negotiate and execute the Exit Facility Agreement, (ii) use its commercially reasonable efforts in obtaining approval of the Exit Facility and any documentation thereof in the Confirmation Order, and (iii) object to and not propose, seek approval for, or support any financing to consummate the Plan that is not consistent with the Exit Facility, Exit Financing Commitment Letter, and Exit Facility Agreement; and

iv.            The Plan shall provide that all obligations in respect of the Convertible Notes and Secured Notes constitute Allowed Claims, as to the (y) Convertible Notes in an amount not less than $169,165,000.00 plus accrued interest, fees and expenses (including the Supporting Unsecured Noteholder’s and Convertible Notes Trustee’s reasonable and documented fees and out-of-pocket expenses), and (z) Secured Notes in an amount not be less than $61,351,000.00 plus accrued interest, premiums, fees and expenses (including the Supporting Secured Noteholder’s and Secured Notes Trustee’s reasonable fees and expenses).

(b)            Support Period Covenants. The Company agrees that the Company shall, and shall cause each of its subsidiaries included in the definition of Company, to:

i.            not rescind, cancel, modify, supplement or replace its Preferred Stock Rights Agreement, dated as of December 30, 2019, or execute or implement any agreement, plan or document with terms or intent similar thereto;

ii.            (i) not take or permit any action to (w) cause an “ownership change” of the Company (within the meaning of Section 382 of the Tax Code), other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate thereof on or after April 4, 2020 (an “Ownership Change”), (x) amend any of its income tax returns, (y) file any income tax return in a manner inconsistent with past practice (unless otherwise required by law), or (z) dispose of any of its assets (or otherwise recognize income or gain) outside the ordinary course of business (other than as a result of or as contemplated by the Plan or this Agreement), in each case, to the extent such action would impair the value or availability for use of the Company’s net operating loss carryforwards, tax credits, or other tax attributes for U.S. federal income tax purposes as of the Company’s taxable year ending on December 31, 2019 (collectively, the “Tax Attributes”), assuming, for avoidance of doubt, that since January 1, 2013, an Ownership Change has not occurred as of May 31, 2020 and (ii) shall comply with Section 2(e) in respect of the No Trading Order;

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iii.            support and take all actions necessary or reasonably requested by the Supporting Noteholder to effectuate and facilitate the Solicitation, approval of the Disclosure Statement, approval and entry of the Confirmation Order, and confirmation and consummation of the Plan within the timeframes contemplated by this Agreement;

iv.            work in good faith to (A) negotiate, deliver and execute the remaining Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement and the Plan and (B) obtain (1) approval by the Bankruptcy Court of the Solicitation materials and (2) entry of the Confirmation Order by the Bankruptcy Court in accordance with the Bankruptcy Code, the Bankruptcy Rules and the timeframes set forth in this Agreement;

v.            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions embodied in or contemplated by the Plan, if any;

vi.            not take any action that is inconsistent in any material respect with, or is intended to frustrate, delay or impede in any material respect the timely approval and entry of the Confirmation Order and consummation of the Restructuring Transactions and the Plan;

vii.            not directly or indirectly, through any Person, seek, solicit, propose, support, assist, fail to object to, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any restructuring or reorganization of any Debtor that is inconsistent with the Plan or object to or take or fail to take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the Solicitation, approval of the Disclosure Statement, approval and entry of the Confirmation Order or the confirmation and consummation of the Plan and the Restructuring Transactions;

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viii.            provide draft copies of all motions or applications and other documents related to the Plan and Restructuring Transaction (including all substantive “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, ballots, Plan Supplement and other Solicitation materials in respect of the Plan and any proposed amended version of the Plan or the Disclosure Statement, and a proposed Confirmation Order) the Company intends to file with the Bankruptcy Court to the Supporting Noteholder’ Counsel, if reasonably practicable, at least four (4) days prior to the date when the Company intends to file any such pleading or other document, and any other required agreements to effectuate and consummate the Plan and Restructuring Transactions as contemplated by this Agreement and the Plan (provided, that if delivery of such motions, orders, or materials at least four (4) days in advance is not reasonably practicable prior to filing, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and shall consult in good faith with the Supporting Noteholder’s counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court; provided, however, the Company shall not file any Definitive Document without first obtaining the approval of the Supporting Noteholder as required in Sections 2(a-b) hereof;

ix.            to the extent any legal or structural impediments arise that would prevent, hinder or delay the consummation of the Plan and Restructuring Transactions contemplated by the Definitive Documents, negotiate, in good faith, appropriate additional or alternative provisions to address any such impediments; provided, however, that the Parties agree no such legal or structural impediments exist as of the Support Effective Date;

x.            timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

xi.            pay in cash all reasonable and documented fees and expenses of Supporting Noteholder (including attorney’s fees) and the Trustees (A) within two (2) calendar days of receipt of an invoice therefor (as well as such estimated fees and expenses for the time period preceding the Petition Date) and (B) within five (5) Business Days of receipt of an invoice therefor if subject to any required approvals of the Bankruptcy Court, from time to time thereafter (but not more often than every two weeks and for payment on the Effective Date) regardless of whether the Restructuring Transaction or Plan is or has been consummated;

xii.            if the Company becomes aware of any breach by the Company or its representatives of any of the obligations, representations, warranties or covenants of the Company set forth in this Agreement or the Plan, the Company shall furnish prompt written notice (and in any event within three (3) Business Days of obtaining actual knowledge) to counsel to the Supporting Noteholder and shall use commercially reasonable efforts to take all remedial action reasonably necessary as soon as reasonably practicable to cure such breach;

xiii.            operate their business in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations resulting from or relating to the Plan or the commencement of the Chapter 11 Cases with the Supporting Noteholder’s consent);

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xiv.            to the extent any legal or structural impediments arise that would prevent, hinder or delay the consummation of the Plan and Restructuring Transactions contemplated by the Definitive Documents, negotiate, in good faith, appropriate additional or alternative provisions to address any such impediments to the Supporting Noteholder’s satisfaction;

xv.            not acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise), or file any motion or application seeking authority to acquire or divest, (A) any corporation, partnership, limited liability company, joint venture, or other business organization or division or (B) the Company’s assets other than in the ordinary course of business or with the advance written consent of the Supporting Noteholder;

xvi.            neither challenge, nor fail to oppose any challenge by a third party of, the validity and enforceability of the Convertible Notes, Secured Notes or the Obligations (in this instance, as utilized in either the Convertible Notes Agreement or the Secured Notes Indenture) in any way, including not seeking or failing to oppose any such request for a determination or the avoidance, disallowance, recharacterization, reduction, offset, recoupment or subordination of the Convertible Notes, Secured Notes or the Obligations (in this instance, as utilized in either the Convertible Notes Agreement or the Secured Notes Indenture);

xvii.            not redeem, purchase, issue, acquire or offer to acquire any Interests, or pay any dividend or make any distribution on account thereof;

xviii.            not place, amend, or supplement any insurance policy other than ordinary course renewals of insurance policies (excluding directors’ and officers’ insurance) on the same terms as existed as of the Support Effective Date and placement of the D&O Tail; and

xix.            use commercially reasonable efforts to minimize any and all severance or related obligations of the Company that could be caused as a result of (A) a post-Effective Date departure or termination, and (B) (1) the direct or indirect acquisition of any equity interests or assets of the Company by IEH or any Affiliate of IEH, whether by purchase, conversion or exchange, (2) the merger or consolidation of the company with or into IEH or any Affiliate of IEH, or (3) the replacement of incumbent directors of the Company with directors of the Company appointed by IEH or any of its Affiliates.

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5.            Termination of Agreement.

(a)            This Agreement shall terminate (i) automatically upon completion of an Alternative Restructuring, (ii) automatically upon the Effective Date, or (iii) unless cured prior thereto, three (3) Business Days following the delivery of written notice (in accordance with Section 19 hereof) that has not been retracted by the sender in writing from: (x) a Supporting Noteholder to the Company at any time after the occurrence and during the continuance of any Creditor Termination Event (as defined below); or (y) the Company to the Supporting Noteholder at any time after the occurrence and during the continuance of any Company Termination Event (as defined below). Notwithstanding any provision to the contrary in this Section 5, no Party may exercise any of its respective termination rights as set forth herein if such Party has breached, or failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of a Creditor Termination Event or Company Termination Event specified herein. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination of this Agreement by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

(b)            A “Creditor Termination Event” shall mean any of the following:

i.            the breach or default by the Company or its failure to fulfill or comply with any of the undertakings, agreements, representations, warranties, or covenants of the Company set forth herein (for the avoidance of doubt, including those in the Plan) or in the Convertible Notes Agreement in any material respect;

ii.            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of the Company, or (B) in all other circumstances, such ruling, judgment, or order has not been stayed, reversed, or vacated within ten (10) Business Days after such issuance;

iii.            if the Company has not satisfied any of the following milestones:

1.	On or before July 13, 2020, the Debtors and the Exit Facility Lender shall execute the Exit Financing Commitment Letter;

2.	The Debtors shall commence the respective prepackaged Chapter 11 Cases in the Bankruptcy Court no later than July 7, 2020;

3.	Each Debtor shall file the Plan and Disclosure Statement by no later than the Petition Date;

4.	The Debtors shall file a motion seeking approval of the Cash Collateral Orders on the Petition Date;

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5.	The Interim Cash Collateral Order shall be entered in the Chapter 11 Cases by no later than two (2) Business Days after the Petition Date, and shall not be reversed, vacated, stayed, appealed, or subject to a request for a new trial, reargument, or rehearing as of the entry of the Final Cash Collateral Order;

6.	The No Trading Order shall have been entered by the Bankruptcy Court on an interim basis by no later than two (2) Business Days after the Petition Date;

7.	The No Trading Order shall have been entered by the Bankruptcy Court on a final basis by no later than forty-one (41) calendar days after the Petition Date, which order shall become a Final Order by no later than fifty-five (55) calendar days after the Petition Date;

8.	The Company shall obtain a Bankruptcy Court order approving the assumption of this Agreement and the Termination Fee by no later than forty-one (41) calendar days after the Petition Date, which order shall become a Final Order by no later than fifty-five (55) calendar days after the Petition Date;

9.	The Final Cash Collateral Order shall be entered in the Chapter 11 Cases by no later than forty-one (41) calendar days after the Petition Date, and such Final Cash Collateral Order shall not be reversed, vacated, stayed, appealed, or subject to a request for a new trial, reargument, or rehearing as of the Effective Date;

10.	An order approving the Disclosure Statement shall be entered in the Chapter 11 Cases by no later than forty-one (41) calendar days after the Petition Date;

11.	The Confirmation Order shall be entered in the Chapter 11 Cases by no later than forty-one (41) calendar days after the Petition Date; and

12.	The Effective Date shall occur no later than forty-five (45) calendar days after the Petition Date.

iv.            a breach or event of default occurs and is continuing under the Cash Collateral Orders, or Exit Facility Commitment Letter;

v.             the Company files any plan of reorganization or liquidation (or disclosure statement related thereto) in the Chapter 11 Cases other than in respect of the Plan without the prior written consent of the Supporting Noteholder;

vi.            after filing of any Definitive Document with the Bankruptcy Court, (A) any amendment or modification to any such Definitive Document is made by the Company or (B) any pleading or request that seeks Bankruptcy Court approval to amend or modify any such Definitive Document is made by the Company, and such amendment, modification, request or filing is (1) inconsistent in any material respect with any Definitive Document and (2) not in form and substance reasonably acceptable to the Supporting Noteholder;

vii.           the Bankruptcy Court grants relief that is inconsistent in any material respect with any Definitive Document that has been filed with the Bankruptcy Court, including the Court’s denial of a motion to approve any such Definitive Document (which, for the avoidance of doubt, shall apply to the request for approval in the Confirmation Order of all Plan Documents);

viii.          (A) a trustee, receiver, or examiner with expanded powers is appointed in one or more of the Chapter 11 Cases, (B) the filing by the Company of a motion or other request for relief seeking to dismiss any of the Chapter 11 Cases or convert any of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, (C) entry of an order by the Bankruptcy Court dismissing any of the Chapter 11 Cases or conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, or (D) the Company fails to take commercially reasonable efforts to object to the appointment of an equity committee in the Chapter 11 Cases;

ix.             the Company challenges, or fails to defend, the validity and enforceability of the Convertible Notes, Secured Notes, or the Obligations (in this instance, as utilized in either the Convertible Notes Agreement or the Secured Notes Indenture) in any way, including seeking or failing to oppose any such determination or concerning the avoidance, disallowance, recharacterization, reduction, offset, recoupment or subordination of the Convertible Notes, Secured Notes, or the Obligations;

x.             the Bankruptcy Court enters an order in the Chapter 11 Cases terminating the Company’s exclusive right to file or solicit a plan or plans of reorganization or liquidation pursuant to Section 1121 of the Bankruptcy Code;

xi.            the Company sells, or files any motion or application seeking authority to sell or abandon a portion of the Company’s assets outside the ordinary course without the prior written consent of the Supporting Noteholder;

xii.           the Company (A) gives notice of termination of this Agreement, or (B) files a motion or pleading with the Bankruptcy Court seeking to reject or authority to terminate this Agreement;

xiii.           the Company fails to pay, in accordance with this Agreement, the Supporting Noteholder’s and the Trustees’ reasonable and documented fees and expenses, including attorneys’ fees, promptly upon invoice;

xiv.          an order is (or orders are) entered by the Bankruptcy Court granting relief from the automatic stay, under Section 362 of the Bankruptcy Code, to the holder or holders of any security interest to permit any exercise of remedies as to any of the Company’s assets (other than in respect of collection solely from available insurance proceeds) having a fair market value of $2,000,000 or more in the aggregate;

xv.           the Company (A) seeks to enter into or the Bankruptcy Court approves an Alternative Restructuring or (B) provides notice to counsel to the Supporting Noteholder of its intent to enter into an Alternative Restructuring, including a refinancing of any Notes not contemplated by the Plan;

xvi.          the Confirmation Order fails to expressly approve the Existing Stock Settlement and settlement of Indemnification Claims as provided for in Sections 5.3 and/or 8.5 of the Plan;

xvii.         (w) an “Ownership Change,” (x) any amendment of the Company’s income tax returns, (y) any filing of the Company’s income tax returns in a manner inconsistent with past practice (unless otherwise required by law), or (z) any disposition of the Company’s assets (or other income or gain recognition) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions or this Agreement), in each case, to the extent such action would impair the value or availability for use of the Company’s Tax Attributes, assuming, for avoidance of doubt, that since January 1, 2013, an Ownership Change has not occurred as of the May 31, 2020;

xviii.         if the Company is determined not to have, loses, or is deprived of any right, title, or interest in or to (including availability for use) one or more of its material Assets, or the Company’s right, title, or interest in or to one or more of its material Assets is disputed and the Company fails to obtain a Final Order confirming such right, title, or interest on or before the Effective Date;

xix.           if the Company fails to provide the Supporting Noteholder, on each of July 14, 2020, August 7, 2020 and within three (3) Business Days before the Effective Date, an updated Ownership Change Analysis, based on facts known to the Company at such time, prepared by a “Big 4” accounting firm, but covering the additional period through a date that is no more than seven (7) days before the date of delivery, showing that no “ownership change” of the Company (within the meaning of Section 382 of the Tax Code) has occurred;

xx.            the occurrence of any breach, default or event of default under the Convertible Notes Indenture not caused by or related to (x) the failure to make the Principal Payment on the Maturity Date, or (y) the commencement of the Chapter 11 Cases; and/or

xxi.           the occurrence of any breach, default or event of default under the Secured Notes Indenture not caused by or related to (a) the commencement of the Chapter 11 Cases; or (b) the failure to comply with Sections 4.2, 4.3 (solely in respect of the $1.25 million loan under the Paycheck Protection Program), and 4.10 of the Secured Notes Indenture or if applicable bankruptcy law precludes the performance of any of the terms or covenants in the Secured Notes Indenture; provided, however, that the failure to comply with Section 4.10 of the Secured Notes Indenture will be only for the fiscal quarter ended June 30, 2020 (but not in respect of any subsequent time period, including if the fiscal quarter ended June 30, 2020 is relevant to such determination).

(c)           A “Company Termination Event” shall mean any of the following:

i.              the breach by the Supporting Noteholder of any of the undertakings, agreements, representations, warranties, or covenants of the Supporting Noteholder set forth herein in any material respect;

ii.             the board of directors, managers, members, or partners, as applicable, of any Company entity party hereto determines, after consultation with counsel, that continued performance under this Agreement would be reasonably expected to violate the exercise of its fiduciary duties under applicable law;

iii.            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of or rendering illegal the Plan or the Restructuring, and (a) such ruling, judgment, or order has not been stayed, reversed, or vacated within ten (10) Business Days after such issuance despite the commercially reasonable efforts of the Company, (b) absent a prior agreement of the Supporting Noteholder and the Exit Facility Lender to modify the Plan or the Restructuring in such a manner as to moot the aspects of the Plan or Restructuring enjoined or rendered illegal in their sole discretion;

iv.            if the Supporting Noteholder terminates this Agreement;

v.            the Bankruptcy Court enters an order (A) directing the appointment of a trustee in the Chapter 11 Cases, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases, as to each absent a request for such relief and despite opposition thereto by the Company; and/or

vi.            if the Effective Date has not occurred by the Outside Date.

Notwithstanding the foregoing, any of the dates or deadlines set forth in Section 5(a), 5(b) and 5(c) may be extended in writing by agreement of the Company and the Supporting Noteholder (email being sufficient).

(d)           Mutual Termination. This Agreement may be terminated by mutual agreement of the Company and the Supporting Noteholder, including upon the receipt of written notice delivered in accordance with Section 19 hereof.

(e)           Effect of Termination. Subject to the proviso contained in Section 5(a) hereof, upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 13 hereof, this Agreement (and the Support Period and the Grace Period) shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, the Plan, the Cash Collateral Orders, the Exit Financing Commitment Letter and the Exit Facility (and the Convertible Notes Agreement as to forbearance of rights and remedies during the Grace Period) and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring, Plan or otherwise, that it would have been entitled to take had it not entered into this Agreement (or agreed to forbearance of rights and remedies during the Grace Period in the Convertible Notes Agreement), including all rights and remedies available to it under applicable law; provided, further, that notwithstanding anything in this Agreement, the votes of the Supporting Noteholder in respect of the Plan shall be, immediately and automatically without further action by the Supporting Noteholder, deemed votes to reject the Plan and opt-outs of the releases in the Plan upon termination of this Agreement or the Support Period prior to the Effective Date pursuant to the terms hereof; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(f)           Termination Fee. If the Supporting Noteholder terminates this Agreement prior to the commencement of the Chapter 11 Cases for any reason other than the termination event set forth in Section 5(b)(iii)(1), then the Company shall promptly remit to Supporting Noteholder $5,000,000 (five million United States Dollars) in cash or add such amount to the principal amount of the Secured Notes as of the date of termination. If the Supporting Noteholder terminates this Agreement after the commencement of the Chapter 11 Cases as a result of a Creditor Termination Event under Sections 5(b)(i); 5(b)(iii)(2),(3) and (4); 5(b)(v); 5(b)(vi); 5(b)(ix); 5(b)(xi); 5(b)(xii); 5(b)(xiii); 5(b)(xv); 5(b)(xvii); 5(b)(xviii) to the extent resulting from an action or omission by the Company, or 5(b)(xix); then the Company shall promptly remit to Supporting Noteholder $5,000,000 (five million United States Dollars) in cash or add such amount to the principal amount of the Secured Notes as of the date of termination; provided, that for the avoidance of doubt no Termination Fee will be due, if the Supporting Noteholder terminates this Agreement as a result of the Company’s determination that the Exit Facility or Exit Facility Commitment Letter are not reasonably satisfactory; provided, further, that only one Termination Fee may ever become due and owing by the Company pursuant to this Agreement and the Convertible Notes Agreement.

(g)           No Waiver. If the Restructuring and Plan are not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6.            Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation, and consummation of the Plan and the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall (i) take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and (ii) refrain from taking any action that would frustrate the purposes and intent of this Agreement.

7.            Representations and Warranties.

(a)            Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a party becomes a Supporting Noteholder party hereto):

i.              such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

ii.             the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material debt obligation to which it or any of its subsidiaries is a party except for the filing of the Chapter 11 Cases;

iii.            the execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws; and

iv.            this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally.

(b)          The Supporting Noteholder represents and warrants to the other Parties that, as of the date hereof (or as of the date the Supporting Noteholder becomes a party hereto), such Supporting Noteholder (i) is the owner of the aggregate principal amount of the Notes or Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Noteholder that becomes a party hereto after the date hereof) and does not own any other Notes or Interests, and/or (ii) has, with respect to the beneficial owners of such Notes, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Notes or to exchange, assign, and transfer such Notes, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c)          The Supporting Noteholder makes the representations and warranties set forth in Section 20(c) hereof, and in each case, to the other Parties.

(d)          The Company represents and warrants that:

i.            as of the Support Effective Date and Plan Effective Date, the Company has not and will not have had an ownership change pursuant to Section 382 of the Tax Code since January 1, 2013 that would impair the value or availability of the Company’s Tax Attributes, other than any ownership change resulting from any action taken by or caused by the Supporting Noteholder or any Affiliate thereof on or after April 4, 2020;

ii.           from and after the Support Effective Date, the Company shall not have (x) amended any of its income tax returns, (y) filed any income tax return in a matter inconsistent with past practice (unless otherwise required by law), or (z) disposed of any of its assets (or otherwise recognized income or gain) outside the ordinary course of business (other than as a result of or as contemplated by the Restructuring Transactions, Plan or this Agreement), in each case, to the extent such action would impair the value or availability for use of the Company’s Tax Attributes; and

iii.         since April 4, 2020, other than as a result of or as contemplated by the Restructuring Transactions, this Agreement, or the Plan, (a) the Company has not (i) issued or sold any shares of its common stock or any option, warrant or right to acquire common stock of the Company or (ii) redeemed, purchased or otherwise acquired any shares of its common stock or any option, warrant or right to acquire common stock of the Company, and (b) to the best of the Company’s knowledge and belief, no “5-percent shareholder” (within the meaning of Section 382 of the Tax Code and the Treasury Regulations promulgated thereunder) has acquired shares of common stock of the Company.”

8.             Disclosure; Publicity.

The Company shall submit drafts to Dentons, as the Supporting Noteholder’s counsel, of any press releases that constitute disclosure of the existence of the terms of this Agreement or any amendment to the terms of this Agreement at least one (1) Business Day prior to making any such disclosure, and consult with the Supporting Noteholder’s with respect thereto in good faith. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Supporting Noteholder, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party), other than advisors to the Company, the principal amount or percentage of the Notes held by any Supporting Noteholder without such Supporting Noteholder’s consent; provided, however, that if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Supporting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and consult with the Supporting Noteholder with respect thereto in good faith, and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Supporting Noteholder). Notwithstanding the provisions in this Section 8, any Party may disclose, to the extent consented to in writing by the Supporting Noteholder, such Supporting Noteholder’s individual holdings.

9.             Amendments and Waivers.

(a)           Other than as set forth in Section 9(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except with the written consent of the Company and the Requisite Creditors (such consent to be provided or withheld by the Supporting Noteholder on the terms and conditions otherwise set forth in this Agreement, and if not expressly set forth in this Agreement, then not to be unreasonably withheld, conditioned, or delayed);

(b)           Notwithstanding Section 9(a):

i.              any waiver, modification, amendment, or change to this Section 9 shall require the written consent of all of the Parties;

ii.             any modification, amendment, or change to the definition of “Requisite Creditors” shall require the written consent of each Supporting Noteholder included in such definition and the Company;

iii.            any material modification, amendment, or change with respect to the Cash Collateral Orders shall require the consent of the Supporting Secured Holder; and

iv.            any material modification, amendment, or change with respect to the Exit Financing Commitment Letter or the Exit Facility shall require the consent of the Exit Facility Lender.

10.          Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by all Parties of an executed signature page hereto and shall become effective and binding on all Parties on the Support Effective Date.

11.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Definitive Document provides otherwise, the rights, duties, and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

(b)           Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in any federal or state court in New York, New York (“NY Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement, the Plan or the Restructuring. Each of the Parties agrees not to commence any proceeding relating to this Agreement, the Plan or the Restructuring except in the NY Courts, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any NY Courts. Each of the Parties further agrees that notice as provided in Section 19 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the NY Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court and each of the Parties (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

(c)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.           Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Except as set forth in Section 5(f) hereof, the Parties agree that such relief will be their only remedy against the applicable other Party with respect to any such breach, and that in no event will any Party be liable for monetary damages (including consequential, special, indirect or punitive damages or damages for lost profits).

13.           Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13 and Sections 5(e), 5(f), 5(g), 12, 15, 16, 17, 18, 19, 20 and 21 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.           Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.           Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the Notes or Claims arising under the Notes other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.           No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

17.           Prior Negotiations; Entire Agreement.

This Agreement amends, restates and supersedes in its entirety the Restructuring Support Agreement dated as of May 31, 2020 entered into by the parties thereto, which agreement is of no further force or effect. The Convertible Notes Agreement and this Agreement, including the exhibits and schedules hereto (including the Plan), constitutes the entire agreement of the Parties and supersedes all other prior negotiations with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Supporting Noteholder shall continue in full force and effect in accordance with their terms; provided, however, that this Agreement supersedes the Convertible Notes Agreement solely to the extent this Agreement is expressly inconsistent with the Convertible Notes Agreement.

18.           Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

19.           Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail or overnight courier (including via Fedex, DHL, UPS, etc.) to the following addresses:

(1) If to the Company, to:

VIVUS, Inc.
900 East Hamilton Avenue, Suite 550.
Campbell, CA 95008
Attn: John Amos
(amos@vivus.com)
John L. Slebir
(slebir@vivus.com)

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Matt Barr, Esq.
(matt.barr@weil.com)
Gabriel A. Morgan, Esq.
(gabriel.morgan@weil.com)
Natasha S. Hwangpo, Esq.
(natasha.hwangpo@weil.com)

(2)       If to the Supporting Noteholder, or a transferee thereof, to the address set forth below the Supporting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Oscar N. Pinkas, Esq.
(oscar.pinkas@dentons.com)
Brian E. Greer, Esq.
(brian.greer@dentons.com)
Lauren Macksoud
(lauren.macksoud@dentons.com)

Any notice given by overnight courier (including via Fedex, DHL, UPS, etc.) shall be effective when received. Any notice given by electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

20.           No Solicitation; Representation by Counsel; Adequate Information.

(a)           This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of any Supporting Noteholder with respect to the Plan will not be solicited until such Supporting Noteholder has received the Disclosure Statement and related ballots and solicitation materials. In addition, this Agreement is not and shall not be deemed an offer with respect to the issue or sale of securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

(b)           Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c)           The Supporting Noteholder acknowledges, agrees, and represents to the other Parties that it (i) is a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (ii) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, (iii) understands that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring, such securities have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Supporting Noteholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iv) has such knowledge and experience in financial and business matters that such Supporting Noteholder is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring and understands and is able to bear any economic risks with such investment.

21.           No Waiver of Participation and Preservation of Rights.

(a)           For the avoidance of doubt, nothing in this Agreement shall limit any rights of any Party, subject to applicable law and the agreements contained in any Definitive Document to (a) initiate, prosecute, appear, or participate as a party in interest in any contested matter or adversary proceeding to be adjudicated in the Chapter 11 Cases so long as such initiation, prosecution, appearance or participation and the position advocated in connection therewith are not inconsistent with this Agreement or the Definitive Documents, (b) object to any motion to approve or confirm, as applicable, any other plan of reorganization, sale transaction, or any motion related thereto filed in the Chapter 11 Cases, to the extent the terms of any such motions, plans or transactions are inconsistent with this Agreement or any Definitive Document, (c) appear as a party in interest in the Chapter 11 Cases for the purpose of contesting whether any matter of fact is or results in a breach of, or is inconsistent in any material respect with this Agreement or any Definitive Document, and (d) file a proof of claim, if required.

(b)           Except as provided in any Definitive Document, nothing herein or therein is intended to, does or shall be deemed in any manner to, waive, limit, impair or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including Claims against the Company. Without limiting the foregoing in any way, if this Agreement is terminated in accordance with it terms for any reason, each Party fully reserves any and all of its respective rights, remedies and interests.

22.           Time is of the Essence.

The Parties acknowledge and agree that time is of the essence and that they must each use commercially reasonable efforts to effectuate and consummate the Restructuring Transaction and Plan as soon as reasonably practicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

VIVUS, INC.

By:	/s/ Mark Oki
	Name:	Mark Oki
	Title:	Senior Vice President, Chief Financial
Officer & Chief Accounting Officer

VIVUS PHARMACEUTICALS LIMITED

By:	/s/ Mark Oki
	Name:	Mark Oki
	Title:	Treasurer & Chief Financial Officer

VIVUS B.V.

By:	/s/ Mark Oki
	Name:	Mark Oki
	Title:	Managing Director A

VIVUS DIGITAL HEALTH CORPORATION

By:	/s/ Mark Oki
	Name:	Mark Oki
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Restructuring Support Agreement]

IEH Biopharma LLC,
in its CAPACITY as Supporting UNSECURED Noteholder

By:	/s/ Keith Cozza

Name:	Keith Cozza

Title:	President

Principal Amount of Convertible Notes: $169,165,000.00

Number of Common Stock (as applicable): N/A

Notice Address:

IEH Biopharma LLC
16690 Collins Avenue – Penthouse
Suite Sunny Isles Beach, FL 33160
Attention: Keith Cozza
Email: kcozza@ielp.com

IEH Biopharma LLC,
in its CAPACITY as Supporting SECURED
Noteholder AND EXIT FACILITY LENDER

By:	/s/ Keith Cozza

Name:	Keith Cozza

Title:	President

Principal Amount of Secured Notes: $61,351,000.00

Number of Common Stock (as applicable): N/A

Notice Address:

IEH Biopharma LLC 16690
Collins Avenue – Penthouse Suite
Sunny Isles Beach, FL 33160
Attention: Keith Cozza
Email: kcozza@ielp.com

[Signature Page to Amended and Restated Restructuring Support Agreement]

EXHIBIT A

PLAN

See Exhibit 99.1 of the Current Report on Form 8-K filed July 7, 2020.

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR SUPPORTING NOTEHOLDER

This Joinder Agreement (the “Joinder Agreement”) to the Amended and Restated Restructuring Support Agreement, dated as of July [●], 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Agreement”), by and among the Company, and the holder of certain principal amounts outstanding under the Convertible Notes Indenture and Secured Notes Indenture (together with their respective successors and permitted assigns, the “Supporting Noteholder”) is executed and delivered by ______ (the “Joining Party”) as of [●], 2020. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.            Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.            Representations and Warranties. With respect to the aggregate principal amount of the Notes and any equity interests in the Company, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Supporting Noteholder set forth in Section 7 of the Agreement to each other Party to the Agreement.

3.            Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that an applicable Definitive Document provides otherwise, the rights, duties, and obligations arising under the Joinder Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof that would require the application of the law of any other jurisdiction. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by Section 11(b) of the Agreement shall be brought in the Bankruptcy Court and each of the Parties (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

SUPPORTING NOTEHOLDER

[●]
By:
Name:
Title:

Principal Amount of Convertible Notes: $
Principal Amount of Secured Notes: $
Number of Common Stock (as applicable):

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

VIVUS, INC., on behalf of itself and its direct and indirect subsidiaries

By:
Name:
Title:

[Signature Page to Joinder Agreement]